Exhibit 99.(n)(1)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 28, 2022

American United Life Insurance Company®

One American Square

Indianapolis, IN 46206-0368

Re:                             AUL American Individual Variable Life Unit Trust

(File Nos. 333-263757 and 811-08311)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus filed as a part of Pre-Effective Amendment No. 2 to AUL American Individual Variable Life Unit Trust’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP